SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                D.R. HORTON, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


               Delaware                                    75-2386963
----------------------------------------       ---------------------------------
(State of Incorporation or Organization)       (IRS Employer Identification No.)


     1901 Ascension Blvd., Suite 100
            Arlington, Texas                                            76006
----------------------------------------                              ----------
(Address of principal executive offices)                              (zip code)


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box.  |_|                                  box.  |_|


Securities Act registration statement file number
   to which this form relates:                                   ---------------
                                                                 (If Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                         Name of Each Exchange on
         to be so Registered                         Which Each Class is to be
                                                            Registered
 --------------------------------------              -------------------------
 Common Stock, par value $.01 per share               New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of class)

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


                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.  Description of Registrant's Securities to be Registered.

         The registered securities hereunder are common stock, par value $.01 per share (the "Common Stock"), of D.R. Horton, Inc., a Delaware corporation (the "Company"). The Company's authorized capital stock is 100,000,000 shares of Common Stock and 30,000,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock").

         Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors of the Company (the "Board"). Holders of Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board out of funds legally available therefor. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets of the Company remaining after the payment of all credits and liquidation preferences of preferred stock of the Company, if any. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

         The Company currently has the following provisions in its charter or bylaws which could be considered to be "anti-takeover" provisions: (i) an article in its charter prohibiting stockholder action by written consent; (ii) an article in its charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock to remove a director; (iii) a bylaw limiting the persons who may call special meetings of stockholders to the Board or a committee thereof so empowered by the Board, the Company's Bylaws or by law; and (iv) a bylaw providing time limitations for nominations for election to the Board or for proposing matters which can be acted upon at stockholders' meetings. These provisions may have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the Board. As such, the provisions could have the effect of discouraging open market purchases of Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director. Additionally, the issuance of preferred stock of the Company under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

         The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.


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



         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of the Company or by certain employee stock plans); or
(iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 662/3% of the outstanding voting stock of the Company (excluding shares held by the interested stockholder). A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Item 2.  Exhibits.

         The following exhibits are incorporated by reference to documents previously filed as indicated below.


Exhibit No.     Description
-----------     -----------
1               Amended and Restated  Certificate of Incorporation,  as amended, incorporated  by reference from Exhibit 3.1  to the Registrant's
                Annual Report on Form 10-K  for the fiscal year ended  September
                30, 1995, filed with the Commission on November 22, 1995.

2               Amended  and  Restated Bylaws,  incorporated  by  reference from
                Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.


----------


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


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                                      D.R. HORTON, INC.

      Date:  April 30, 1998
                                                   By:/s/ David J. Keller
                                                      --------------------------
                                                      David J. Keller
                                                      Chief Financial Officer




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


                                  EXHIBIT INDEX


Exhibit           Description of Exhibit
-------
1                 Amended and Restated Certificate of Incorporation, as amended, incorporated by reference from Exhibit 3.1 to the Registrant's
                  Annual Report on Form 10-K for the fiscal year ended September
                  30, 1995, filed with the Commission on November 22, 1995.

2                 Amended  and Restated Bylaws,  incorporated  by reference from
                  Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.









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